UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 25, 2013

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 25, 2013, Janus Capital Group Inc. (“Janus” or “Company”) entered into a 5-Year, $200 million unsecured, revolving credit facility (the “New Facility”) with JPMorgan Chase Bank, N.A, as administrative agent, and Wells Fargo Bank, National Association, as syndication agent.

The New Facility replaces the Company’s existing 3-year $250 million revolving credit facility and will, among other things, (i) provide Janus with continued financial flexibility under the business covenants, (ii) reduce the bank syndicate’s commitment from $250 million under the prior credit facility to $200 million, and (iii) increase the credit facility’s term to 5 years. The New Facility is guaranteed by Janus’s material subsidiaries.

To date, Janus has not borrowed under the prior credit facility or the New Facility, and the New Facility is available for working capital and general corporate purposes.  Subject to the consent of the applicable lenders, Janus may elect to increase the aggregate principal amount of the New Facility to $300 million. The drawn costs and the unused commitment fees under the New Facility fluctuate based on our long-term senior unsecured non-credit-enhanced debt ratings.  The New Facility contains financial and other covenants, including, but not limited to, limitations on the ability of the Company and its subsidiaries to incur debt or liens, leverage and interest coverage ratios, and certain restrictions on the sale of assets and the payment of extraordinary dividends.  A violation of these covenants would result in a default under the New Facility, which would permit the participating banks to restrict our ability to access the New Facility and require the immediate repayment of any outstanding advances under it.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Please see the discussion set forth in response to Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: November 25, 2013	By:	/s/ Jennifer J. McPeek
Senior Vice President and
Chief Financial Officer